2008 EMPLOYEE STOCK PURCHASE PLAN
OF
YTB INTERNATIONAL, INC.

The 2008 Employee Stock Purchase Plan of YTB International, Inc., provides Eligible Employees of YTB International, Inc. (the “Company”), and its Subsidiaries an opportunity to purchase shares of Class A Common Stock of the Company on the terms and conditions set forth below. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended. The Plan must be approved by shareholders of the Company within twelve (12) months after the date on which the Plan is adopted.

SECTION 1. Definitions.

(a) “Board” shall mean the Board of Directors of the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c) “Committee” shall mean the Compensation Committee of the Board, or such other committee as may be designated by the Board.

(d) “Company Stock” shall mean the Company’s Class A Common Stock, par value $0.001 per share.

(e) “Compensation” shall mean a Participant’s base wages, overtime pay, commissions, cash bonuses, premium pay and shift differential, before giving effect to any compensation reductions made in connection with plans described in Sections 401(k), 125 or 132(f)(4) of the Code.

(f) “Effective Date” shall mean January 1, 2008.

(g) “Eligible Employee” means each employee of the Company or any domestic Subsidiary, and each employee of a foreign Subsidiary to which the Plan is extended by the Committee, except: (i) an employee whose customary employment is fewer than 20 hours or less per week; (ii) an employee whose customary employment is for fewer than five months in any calendar year, or (iii) any employee who begins employment after the Effective Date and who has not completed 6 months of service with the Company or any domestic Subsidiary.

(h) “Fair Market Value” shall mean on a given date, if the Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (x) if the principal trading market for the Company Stock is a national securities exchange or the Nasdaq National Market, the last reported sale price thereof on the latest preceding date upon which a sale was reported prior to the relevant date, or (y) if the Company Stock is not principally traded on such exchange or market, the mean between the last reported “bid” and “asked” prices of Company Stock on the latest preceding date for which such information was reported prior to the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Board determines. If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or “bid” or “asked” quotations as set forth above, the Fair Market Value per share shall be as determined by the Board.

(i) “Grant Date” shall mean each January 1 and July 1 (or the following business day if such date in not a business day). The first Grant Date for the Plan shall be the Effective Date.

(j) “Option” shall mean an option to purchase shares of Company Stock under the Plan, pursuant to the terms and conditions hereof.

(k) “Participant” shall mean an Eligible Employee who is participating in the Plan pursuant to Section 3.

(l) “Purchase Date” shall mean, except as provided in Section 14, each June 30 (or the following business day if such date is not a business day) and December 31 (or the last business day of the calendar year if such date is not a business day).

(m) “Purchase Price” shall mean the lesser of 85% of the Fair Market Value of Company Stock on such Grant Date and 85% of the Fair Market Value of a share of Company Stock on such Purchase Date unless the Committee determines before a Grant Date that a higher or lower price that complies with Code Section 423 shall apply.

(n) “Plan” shall mean the 2008 Employee Stock Purchase Plan of YTB International, Inc., as amended from time to time.

(o) “Plan Account” shall mean an account maintained by the Company or its designated recordkeeper for each Participant to which the Participant’s payroll deductions are credited, against which funds used to purchase shares of Company Stock are charged and to which shares of Company Stock purchased are credited.

(p) “Subsidiary” shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

SECTION 2. Company Stock Subject to Plan.

The aggregate number of shares of Company Stock which may be sold under the Plan is two million (2,000,000). The Company may make open-market purchases to provide shares of Company Stock for purchase under the Plan or sell Treasury shares or issue authorized but unissued shares of Company Stock.

SECTION 3. Participation in the Plan.

(a) Election to Participate. An Eligible Employee may participate in the Plan by completing and filing with the Company or its designated recordkeeper an election form which authorizes payroll deductions from the employee’s Compensation, accompanied by an executed Copy of the Risk Disclosure Acknowledgment document attached hereto as Appendix A. Such deductions shall commence on the first Grant Date thereafter and shall continue until the Employee terminates participation in the Plan, becomes ineligible to participate in the Plan, or the Plan is terminated. An Eligible Employee may participate in the Plan only through payroll deductions. Other contributions will not be accepted.

(b) Termination of Participation.

(i) A Participant may, at any time and for any reason, voluntarily terminate participation in the Plan by written notification of withdrawal delivered to the appropriate payroll office. Such Participant’s payroll deductions under the Plan shall cease as soon as practicable following delivery of such notice.

(ii) A Participant’s participation in the Plan shall be terminated upon termination of such Participant’s employment with the Company and its Subsidiaries for any reason or when the Participant becomes ineligible to participate in the Plan.

(iii) If a former Participant remains employed by the Company or any of its Subsidiaries after termination of participation in the Plan, any payroll deductions credited to such Participant’s Plan Account shall be used to purchase shares of Company Stock on the next Purchase Date. If a former Participant is no longer employed by the Company or any of its Subsidiaries after termination of participation in the Plan, any payroll deductions credited to such Participant’s Plan Account shall be paid to such Participant in cash as soon as practicable following termination of employment. An Eligible Employee whose participation in the Plan is terminated may rejoin the Plan by filing a new election form in accordance with subsection (a).

(c) Limitations for Certain Eligible Employees. Notwithstanding the foregoing, an Eligible Employee shall not be granted an Option on any Grant Date if such employee, immediately after the Option is granted, owns stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of an individual, and stock which an employee may purchase under outstanding options shall be treated as stock owned by the employee.

SECTION 4. Payroll Deductions.

(a) General. Payroll deductions shall be made from the Compensation paid to each Participant for each payroll period in such whole percentage from 1% to 10% as the Participant shall authorize in such Participant’s election form. The Participant’s payroll deduction limitation shall remain in effect for consecutive purchase periods unless the Participant chooses to revoke or revise the election or becomes ineligible to participate in the Plan.

(b) Changes in Payroll Deductions. Subject to the minimum and maximum deductions set forth above, a Participant may change the amount of such Participant’s payroll deductions as of the next Grant Date by filing a new election form with the Company or its designated recordkeeper no later than ten (10) business days in advance of the next Grant Date. The change shall be effective until revoked in writing and filed with the Company or its designated recordkeeper no later then ten (10) business days in advance of the next Grant Date.

SECTION 5. Purchase of Shares of Company Stock.

(a) Option Grant. On each Grant Date, each Participant shall be deemed to have been granted an Option.

(b) Limits on Purchase. No Eligible Employee may be granted an Option which permits such Eligible Employee to purchase Company Stock under the Plan, and any other stock purchase plan of the Company or any Subsidiary that is qualified under Section 423 of the Code, to accrue at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time such Option is granted) for each calendar year in which the Option is outstanding at any time. Subject to other limitations as set forth in the Plan, the number of shares that may be purchased for a Participant on a Purchase Date shall not exceed 25,000 shares.

(c) Purchase. On each Purchase Date, each Participant shall be deemed, without any further action, to have purchased the lesser of (i) the number of whole shares of Company Stock determined by dividing the Purchase Price into the balance in the Participant’s Plan Account on the Purchase Date or (ii) the Participant’s proportionate part of the maximum number of shares of Company Stock at the Purchase Price. Any amount remaining in the Participant’s Plan Account shall be carried forward to the next Purchase Date for the Participant’s benefit, without interest, and applied on the Participant’s behalf to purchase Company Stock on the next Purchase Date, if the Participant is then an Eligible Employee.

(d) Participant Statements. As soon as practicable after each Purchase Date, a statement shall be delivered to each Participant which shall include (i) the number of shares of Company Stock purchased on the Purchase Date on behalf of such Participant under the Plan, (ii) the purchase price per share, (iii) the total amount of cash transferred to the Participant’s Plan Account pursuant to payroll deductions and (iv) the amount of cash in the Participant’s Plan Account that will be carried forward.

SECTION 6. Share Ownership; Issuance of Certificates.

(a) The shares of Company Stock purchased by a Participant shall be deemed issued or sold at the close of business on the Purchase Date. Prior to that time, the Participant shall have no rights or privileges as a shareholder related to such shares of Company Stock.

(b) The Committee, in its sole discretion, may determine that shares of Stock shall be delivered by (i) issuing and delivering certificates for the number of shares of Stock purchased to a firm which is a member of the National Association of Securities Dealers, as selected by the Committee from time to time, which shares shall be maintained by such firm in a separate brokerage account for each Participant, or (ii) issuing and delivering certificates for the number of shares of Stock purchased by Participants to a bank or trust company or affiliate thereof, as selected by the Committee from time to time, which shares may be held by such bank or trust company or affiliate in street name, but with a separate account maintained by such entity for each Participant reflecting such Participant's share interests in the Stock. Each account may be in the name of the Participant or, if he or she so designates on the Participant's Purchase Agreement, in the Participant's name jointly with the Participant's spouse, with right of survivorship, or in such other form as the Committee may permit.

(c) No Company Stock shall be issued or transferred in connection with any purchase hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Board. The Board shall have the right to condition any purchase made to a Participant hereunder on such Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Board shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

(d) If so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any underwritten offering of securities of the Company under the Securities Act of 1933, as amended (the “Securities Act”), a Participant (including any successor or assigns) shall not sell or otherwise transfer any shares or other securities of the Company during the 30-day period preceding and the 180-day period following the effective date of a registration statement of the Company filed under the Securities Act for such underwriting (or such shorter period as may be requested by the Managing Underwriter and agreed to by the Company) (the “Market Standoff Period”). The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

SECTION 7. Distribution of Shares and Resale.

(a) A Participant may request a distribution of shares of Company Stock purchased for the Participant under the Plan or order the sale of such shares after the 12 month period following the Purchase Date of such shares of Company Stock by making a request in such form and at such time as the Committee shall prescribe.

(b) If a Participant terminates his or her employment with the Employer or otherwise ceases to be an Eligible Employee, the Participant shall receive a distribution of his or her shares of Company Stock held in any shareholder account established pursuant to the Plan. Alternatively, the Participant may elect to have the shares of Company Stock sold, in accordance with such procedures as the Committee shall prescribe.

(c) If a Participant is to receive a distribution of shares of Company Stock, or if shares are to be sold, the distribution or sale shall be made in whole shares of Stock, with fractional shares paid in cash. Any brokerage commissions resulting from a sale of Company Stock shall be deducted from amounts payable to the Participant.

SECTION 8. Rights Not Transferable.

Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant or by the Participant’s guardian or legal representative. No rights or payroll deductions of a Participant shall be subject to execution, attachment, levy, garnishment or similar process.

SECTION 9. Sale of Purchased Stock.

An Eligible Employee must promptly advise the Company of any disposition of any shares of Company Stock purchased by the Eligible Employee under the Plan if such disposition shall have occurred within two years after the Grant Date immediately preceding the Purchase Date on which the Eligible Employee purchased such shares.

SECTION 10. Application of Funds.

All funds of Participants received or held by the Company under the Plan before purchase of the shares of Company Stock shall be held by the Company without liability for interest or other increment.

SECTION 11. Adjustments in Case of Changes Affecting Shares.

In the event of a subdivision or consolidation of outstanding shares of Company Stock, or the payment of a stock dividend, the number of shares approved for the Plan shall be increased or decreased proportionately, and such other adjustment shall be made as may be deemed equitable by the Plan Administrator. In the event of any other change affecting the Company Stock, such adjustment shall be made as shall be deemed equitable by the Plan Administrator to give proper effect to such event.

SECTION 12. Administration of the Plan.

The Plan shall be administered by the Committee. The Committee shall have authority to make rules and regulations for the administration of the Plan and its interpretations, and decisions with regard to the Plan and such rules and regulations shall be final and conclusive. It is intended that the Plan shall at all times meet the requirements of Code Section 423, if applicable, and the Committee shall, to the extent possible, interpret the provision of the Plan so as to carry out such intent.

SECTION 13. Amendments to the Plan.

The Compensation Committee of the Board may amend the Plan at any time provided that no amendment shall be made without the approval of shareholders of the Company that would cause the Plan to fail to meet the applicable requirements of Code Section 423.

SECTION 14. Termination of Plan.

The Plan shall terminate upon the earlier of (i) ten years from the Effective Date, (ii) the termination of the Plan by the Board or (iii) the date no more shares remain to be purchased under the Plan. If the Board terminates the Plan, the date of termination shall be deemed a Purchase Date. If on such Purchase Date Participants in the aggregate have Options to purchase more shares of Company Stock than are available for purchase under the Plan, each Participant shall be eligible to purchase a reduced number of shares of Company Stock on a pro rata basis, and any excess payroll deductions shall be returned to Participants, as determined by the Committee.

SECTION 15. Costs.

All costs and expenses incurred in administering the Plan shall be paid by the Company. Any costs or expenses of selling shares of Company Stock acquired pursuant to the Plan shall be borne by the holder thereof.

SECTION 16. Applicable Law.

The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof. The Plan is not to be subject to the Employee Retirement Income Security Act of 1974, as amended, but is intended to comply with Code Section 423, if applicable. Any provisions required to be set forth in the Plan by such Code section are hereby included as fully as if set forth in the Plan in full. The Plan, the purchase of Company Stock, and the obligations of the Company to issue or transfer shares of Company Stock under the Plan shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act.

SECTION 17. Effect on Employment.

The provisions of the Plan and the participation of a Participant shall impose no obligation on the Company or any Subsidiary to continue the employment of a Participant and shall not lessen or affect the Company’s or Subsidiary's right to terminate the employment of such Participant.

SECTION 18. Withholding.

The Company reserves the right to withhold from stock or cash distributed to a Participant any amounts which it is required by law to withhold.

SECTION 19. Sale of Company.

Subject to any required action by the shareholders, if the Company shall be the surviving corporation in any merger or consolidation, any offering hereunder shall continue to pertain to and apply to the shares of stock of the Company. However, in the event of a dissolution or liquidation of the Company, or a merger or consolidation in which the Company is not the surviving corporation, the Plan and any offering hereunder shall terminate upon the effective date of such dissolution, liquidation, merger or consolidation, unless the Board of Directors determines otherwise, and the balance of any amounts withheld from a Participant's Compensation which have not by such time been applied to the purchase of Stock shall be returned to the Participant.

APPENDIX A TO 2008 EMPLOYEE STOCK PURCHASE PLAN OF
YTB INTERNATIONAL, INC.-
RISK DISCLOSURE ACKNOWLEDGEMENT

An investment in Class A Common Stock of YTB International, Inc. (the “Company”) via participation in the 2008 Employee Stock Purchase Plan of YTB International, Inc. (the “Plan”) involves a high degree of risk. The undersigned hereby acknowledges that he or she has carefully considered the risks described below in determining whether the Class A Common Stock of the Company (the “Securities”) is a suitable investment.

Prior to investing in the Securities, you should consider your investment objectives, financial resources, risk tolerance and experience. As described below, trading in Pink Sheets or Over-the-Counter Bulletin Board (“OTC-BB”) securities differs significantly from trading in NASDAQ and other nationally listed securities, and you may experience greater market risk. You should be familiar with these risks before obtaining or trading the Securities. You should also take the time to carefully read available prospectuses and any other filings, including quarterly and annual financial reports, of the Company before participating in the Plan.

▪
YTB Class A Common Stock is currently traded on the OTC-BB. OTC-BB securities, as well as Pink Sheets securities, represent low priced shares of new or small companies that do not qualify for trading on NASDAQ or on a national stock exchange.

▪	Trading in these Securities can be very risky, and may not be appropriate or suitable for you.

▪
When trading in these Securities, you may lose all or part of your invested capital. Any adverse report of the Company’s deteriorating financial condition, or news which would affect the Company’s financial condition, may lead to a dramatic decline in the price of the Securities.

▪	Accurate quotation information, immediate executions, execution reporting, and the delivery of legal trade confirmations might not be readily available with respect to the Securities.

▪	Heavy market volatility may prevent or delay order processing.

▪
These types of Securities are frequent targets of fraud or market manipulation, not only because of their generally low price, but also because the reporting requirements for these Securities are less stringent than for listed or NASDAQ traded securities, and no exchange requirements are imposed.

▪
Due to lower trading volumes in these Securities, there may be a lower likelihood of orders receiving execution, and current prices may differ significantly from the price quoted at the time of placing an order to execute a trade.

The undersigned hereby certifies that he has read the above statement and understands the risks associated with acquiring (an potentially trading) the Company’s Securities via participation in the Plan.

By:

Name:

Date: